Exhibit 21
                                                                      ----------

                          Subsidiaries of the Company

               Subsidiary                      Jurisdiction of organization
               ----------                      -----------'-----------------
RF Power Components, Inc.                               New York
Amitron, Inc.                                           Massachusetts
Anaren Microwave, Inc.                                  Delaware
Anaren GP, Inc.                                         New York
Anaren Microwave Europe, C.V.                           Netherlands
Anaren Microwave Europe, B.V.                           Netherlands
Anaren Power Products, Inc.                             Delaware
Anaren Communications Suzhou Company, Ltd.              China